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                                                                       EXHIBIT 9
                                                                (COMPOSITE COPY)

                              THE BANK OF NEW YORK
                                ONE WALL STREET
                            NEW YORK, NEW YORK 10286

                       THE BANK OF NEW YORK COMPANY, INC.
                                ONE WALL STREET
                            NEW YORK, NEW YORK 10286

                           BNY CAPITAL MARKETS, INC.
                                ONE WALL STREET
                            NEW YORK, NEW YORK 10286


                                         May 15, 1998

BTV Acquisition Corporation
1900 W Place, N.E.
Washington D.C.  20018
Attention:  Robert L. Johnson

Gentlemen/Ladies:

     Based upon recent discussions between The Bank of New York (the "Bank"), The Bank of New York Company, Inc. ("BNYCO") and BNY Capital Markets, Inc. ("BNY Capital Markets") (each a "BNY Group Member" and, collectively, the "BNY Group"), and you, and relying upon the information which you have previously provided to the BNY Group, (i) the Bank is pleased to confirm its willingness to act as administrative agent for a proposed $625,000,000 senior secured revolving credit and term loan facilities (collectively, the "Facility") for BTV Acquisition Corporation, a Delaware corporation (the "Company"), for the purpose of financing the acquisition, through a merger (the "Acquisition"), of the Company into BET Holdings, Inc., a Delaware corporation ("BET Holdings"), (ii) BNYCO is pleased to confirm its willingness to participate up to the full amount in the Facility, and (iii) BNY Capital Markets is pleased to confirm its willingness to be the sole arranger of the Facility and syndicate the Facility, in each case subject to the conditions set forth in this Commitment Letter. The Facility would be provided pursuant to a credit agreement which would contain terms, conditions of lending, funding and yield protections, representations and warranties, covenants, events of default and other provisions customary for facilities of this size, type and purpose, including, without limitation, the terms and conditions set forth on the Summary of Proposed Terms and Conditions attached hereto (the "Term Sheet"). This Commitment Letter, the fee letter, dated the date hereof, from the Bank Group to the Company (the "Fee Letter"), and the Term Sheet are sometimes hereinafter referred to collectively as the "Commitment Documents".

     The Bank's willingness to act as administrative agent for the Facility, BNYCO's willingness to participate in the Facility, and BNY Capital Markets willingness to arrange the Facility are subject to (i) the negotiation and execution of a credit agreement (as described above) and related documents that are satisfactory in form and substance to the BNY Group, the Company and their respective counsel, (ii) the absence of any material adverse change in the condition (financial or otherwise), business, assets, properties, prospects, operations, performance or current capital structure of the Company, BET Holdings, BET Television, Inc., BET Satellite Services, Inc. or any of the direct or indirect subsidiaries of BET Holdings from that described to the BNY Group in the information
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previously delivered to the BNY Group, (iii) verification by the BNY Group of the information you have previously provided to the BNY Group, (iv) the satisfaction of the BNY Group and its counsel with their legal due diligence concerning the Acquisition and the Company, BET Holdings, BET Television, Inc., BET Satellite Services, Inc. and the direct and indirect subsidiaries of BET Holdings and such legal matters relating to aspects of their business that the BNY Group or its counsel chooses to investigate, (v) the absence of any change or proposed change in law that could materially and adversely affect the Facility, the Acquisition or the economic consequences thereof and (vi) the absence of any material adverse change in the financial markets and in the market for senior debt financing.

     By executing this Commitment Letter, you agree to indemnify and hold harmless the Bank in its capacity as administrative agent, each of the participating lenders (including BNYCO), BNY Capital Markets and each of their respective officers, directors, employees, affiliates, agents and controlling persons (each an "Indemnified Party") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Party may become subject arising out of or in connection with any claim, litigation, investigation or proceeding made or commenced by or on behalf of any person (other than the Company) relating to the Commitment Documents, the Facility (including the use of the proceeds thereof), the Acquisition or any related transaction, whether or not any Indemnified Party is a party thereto, and to reimburse each Indemnified Party upon demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent arising from the willful misconduct or gross negligence of such Indemnified Party.

     By executing this Commitment Letter, you agree with the BNY Group as follows: (i) neither the Company nor the BNY Group will make any claim against
(a) any Indemnified Party, in the case of the Company, and (b) the Company or any of its officers, directors, employees, affiliates, agents or controlling persons, in the case of the BNY Group, in each case for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Commitment Documents, or any act, omission or event occurring in connection therewith, and (ii) each of the Company and the BNY Group waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected, to exist in its favor.

     You acknowledge that each BNY Group Member may have shared, and may in the future share, in accordance with its standard procedures regarding confidentiality, nonpublic information concerning the Company, BET Holdings, Inc., BET Television, Inc., BET Satellite Services, Inc., and their respective affiliates with each other and with their other affiliates. By your execution of this Commitment Letter, you consent and agree to such sharing.

     You agree that the Commitment Documents are for your confidential use only and will not, without the prior consent of the BNY Group, be disclosed by you or any of your representatives to any person other than your accountants, attorneys and other advisors, and then only in connection with the transactions contemplated hereby and only on a confidential basis, except that, following your acceptance of the Commitment Documents, you may make such disclosures of the terms and conditions hereof as you are required by law to make.

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     The BNY Group and you shall each have the right to review and approve all public announcements and filings relating to the transactions contemplated hereby that refer, directly or indirectly, to the other or to the Commitment Documents before they are made (such approval not to be unreasonably withheld), provided that you and BET Holdings may name us and make reference to factual matters concerning us in a press release and filings made by you in connection with the Acquisition and may file a copy of this Commitment Letter and the Term Sheet as may be required by law.

     The Commitment Documents shall not be assignable by you and may not be amended or any provision thereof waived or modified except by a document in writing signed by you and the BNY Group.

     You hereby knowingly, voluntarily and intentionally waive any right you may have to a trial by jury in respect of any litigation arising out of, under or in connection with the Commitment Documents or the transactions contemplated thereby.

     The Commitment Documents shall automatically expire if not accepted by you on or before 11:59 P.M. (New York City time) on the date hereof. Please indicate your acceptance of the Commitment Documents and your agreement to the terms thereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to the Bank. By so doing, you will be deemed to have agreed as follows:

          A. You (i) will provide sufficient information, in form and substance acceptable to the BNY Group, for the preparation of an information package describing the Facility, the Acquisition and the Company, BET Holdings, BET Television, Inc., BET Satellite Services, Inc. and the direct and indirect subsidiaries of BET Holdings, (ii) consent to the establishment by BNY Capital Markets of a syndicate of, and the distribution by BNY Capital Markets (on a confidential basis) of the aforesaid information package and other information to, interested lenders, and (iii) will (and will cause your management, and will use your best reasonable efforts to cause the management of BET Holdings, to) take an active role in the syndication process (including, without limitation, cooperating in the establishment of a group of co-agents and co-documentation agents, attending bank meetings and holding yourselves available to answer questions during the syndication process);

          B. Neither the Company, BET Holdings, BET Television, Inc., BET Satellite Services, Inc. nor any of the direct or indirect subsidiaries of BET Holdings will, prior to the date of closing of the Facility, syndicate or privately place any debt or credit facilities which, in the reasonable opinion of BNY Capital Markets, might have a detrimental effect on the syndication of the Facility; and

          C. You will pay all out-of-pocket fees and expenses incurred by the BNY Group in connection with the syndication of, and the negotiation and preparation of the Commitment Documents and the loan documentation relating to, the Facility (including, without limitation, costs and expenses in connection with the BNY Group's due diligence investigations and fees and expenses of the BNY Group's counsel), whether or not the loan documentation is finalized or the syndication is completed and whether or not the Facility is extended or other financial accommodations are made, and regardless of the reasons for which such documentation is not finalized or the syndication is not completed or the Facility is not extended or other financial accommodations are not made.

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     Even if accepted in accordance with the provisions of the previous paragraph, the obligations of the BNY Group under this Commitment Letter shall expire and terminate automatically, without further act or condition and regardless of cause or circumstance, if loan documentation satisfactory in form and substance to the BNY Group, the Company and their respective counsel is not executed on or before September 30, 1998.

     The Commitment Documents set forth the entire understanding of the parties hereto as to the scope of the obligations of the parties thereto and supersede all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

     The Commitment Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

                         Very truly yours,

                         THE BANK OF NEW YORK



                         By:  /s/ Wade E. Layton
                              ----------------------
                         Name:  Wade E. Layton
                         Title: Vice President


                         THE BANK OF NEW YORK COMPANY,
                         INC.



                         By: /s/ Brendan T. Nedzi
                            ________________________
                         Name: Brendan T. Nedzi
                         Title: Authorized Signer


                         BNY CAPITAL MARKETS, INC.



                         By:  /s/ Jeffrey D. Landau
                              ----------------------
                         Name:  Jeffrey D. Landau
                         Title: Managing Director


Accepted and agreed:

BTV ACQUISITION CORPORATION


By:  /s/ Robert L. Johnson
     -----------------------
Name:  Robert L. Johnson
Title: President

Date: May 15, 1998

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